SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COLUMBIA BANKING SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402

March 21, 2011

Dear Shareholder:

We are pleased to invite you to Columbia Banking System’s Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Wednesday, April 27, 2011 at the William W. Philip Hall at the University of Washington Tacoma, 1900 Commerce Street, Tacoma, Washington 98402.

At the meeting, you and the other shareholders will be asked to vote on the election of nine directors to the Columbia Board. You will also be asked to consider an advisory non-binding resolution on the compensation of Columbia’s executive officers, consider an advisory, non-binding vote on the frequency of future advisory votes on executive compensation, and to ratify the appointment of our independent registered public accounting firm for the 2011 fiscal year.

You also will have the opportunity to hear our management discuss what has happened in our business and our industry in the past year and to ask questions. You will find additional information concerning Columbia and its operations, including its audited financial statements, in the enclosed Annual Report for the year ended December 31, 2010.

We hope that you can join us on April 27th. Whether or not you plan to attend, please sign and return your proxy card as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

William T. Weyerhaeuser	Melanie J. Dressel
Chairman	President and CEO

COLUMBIA BANKING SYSTEM, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2011

TIME	1:00 p.m. on Wednesday, April 27, 2011

PLACE	William W. Philip Hall at the University of Washington Tacoma, 1900 Commerce Street, Tacoma, Washington

ITEMS OF BUSINESS	(1)	To elect nine directors to serve on the Board until the 2012 Annual Meeting of Shareholders.

	(2)	To vote on an advisory (non-binding) resolution, to approve the compensation of Columbia’s executive officers.

	(3)	To vote, in an advisory (non-binding) capacity, on the frequency of future advisory votes on the compensation of Columbia’s executive officers.

	(4)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

	(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Tuesday, March 1, 2011.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the proxy statement and on your enclosed proxy form.

By Order of the Board

Cathleen L. Dent
Secretary

This proxy statement and the accompanying proxy card are being distributed on or about

March 21, 2011

i

COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402-4200

(253) 305-1900

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the 2011 Shareholder Meeting:

A copy of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2010 are available at www.columbiabank.com.

The Board of Directors is soliciting proxies for this year’s Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

INFORMATION ABOUT THE MEETING

Annual Meeting Information

The Board set March 1, 2011 as the record date for the meeting (the “Record Date”). Shareholders who owned Columbia common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 39,475,569 shares of Columbia common stock outstanding on the Record Date.

In this proxy statement, the terms “we,” “us” or “our” refer to Columbia Banking System, Inc.

Voting materials, which include this proxy statement and a proxy card together with the 2010 Annual Report, are being mailed to shareholders on or about March 21, 2011.

Adoption of Majority Vote Standard in Uncontested Director Elections

On January 27, 2010, the Board of Directors approved an amendment to Columbia’s Bylaws to adopt majority voting procedures for the election of directors in uncontested elections. The effect of this amendment is to require that in an uncontested election, nominees must receive more “for” than “against” votes to be elected as opposed to a simple plurality of the votes cast. The term of any director who does not receive a majority of votes cast in an election held under that standard terminates on the earliest to occur of: (i) 90 days after the date election results are certified; (ii) the date the director resigns; or (iii) the date the board of directors fills the position. The bylaw amendment provides that an election is considered “contested,” and will be held under a plurality standard, if there are shareholder nominees for director pursuant to the advance notice provision in Section 1.17 of our Bylaws who are not withdrawn by the advance notice deadline set forth in that section.

GENERAL INFORMATION

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of Columbia common stock. This proxy statement describes issues on which we would like you to vote.

When you sign the proxy card you appoint William T. Weyerhaeuser and Melanie J. Dressel as your representatives at the meeting. Mr. Weyerhaeuser and Ms. Dressel will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at the 2011 Annual Meeting. Certain directors, officers and employees of Columbia and its banking subsidiary, Columbia State Bank, may solicit proxies by mail, telephone, facsimile, or in person.

We will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock. However, management may, if it determines it necessary to obtain the requisite shareholder vote, retain the services of a proxy solicitation firm.

What am I voting on?

At the Annual Meeting you will be asked to vote on:

•	the election of nine directors to serve on the Board until the 2012 Annual Meeting of Shareholders or until their successors have been elected and have qualified;

•	the approval of an advisory (non-binding) resolution on the compensation of Columbia’s executive officers;

•	the frequency (either every one, two or three years) of future shareholder votes on an advisory (non-binding) resolution on executive compensation; and

•	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending 2011.

Who is entitled to vote?

Only shareholders who owned Columbia common stock, either directly or beneficially, as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote?

You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Internet voting. You may also transmit a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly.

For shares registered in your name. As a shareholder of record, you may go to http://www.proxyvote.com to transmit a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number shown on the instruction form received from your broker or bank.

General information for all shares voted via the Internet. We must receive votes submitted via the Internet by 11:59 p.m. on April 26, 2011. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Can I revoke my proxy and/or change my vote after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia’s Secretary either a notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, Mr. Weyerhaeuser and Ms. Dressel, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. The Board recommends a vote FOR the election of the nominated directors listed in this proxy statement, FOR the approval of an advisory (non-binding) resolution on the compensation of Columbia’s executive officers, and FOR the ratification of the independent registered public accounting firm for the fiscal year 2011.

As a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”), for the prior two years, shareholders have participated in an advisory (non-binding) vote on the compensation paid to our executive officers. During 2010, the Company redeemed the shares and warrants issued to Treasury under the CPP, thereby eliminating the requirement under TARP for a shareholder advisory vote on executive compensation. However, under recently enacted legislation, all public companies must seek a shareholder (non-binding) vote on executive compensation at least every three years, and a vote on the frequency of such vote every six years.

With respect to the vote on the frequency of future shareholder advisory votes on executive compensation, the Board recommends that you elect an annual vote. For reasons similar to our decision to elect the entire Board on an annual basis, the Board believes that an annual vote on compensation provides the highest level of accountability and direct communication, by enabling the vote on executive compensation to correspond to the majority of the information presented in the accompanying proxy statement for the applicable shareholders’ meeting. The Board also believes this approach will provide closer to real-time feedback, by providing shareholders an opportunity to give us their direct input on our compensation philosophy, policies and practices, and better allows management and the compensation committee to measure how they have responded to the prior year’s vote. Administratively and from a corporate governance perspective, preparing for an annual vote would lend itself to procedural consistency from year to year.

You are being asked to vote whether to hold the advisory vote on executive compensation every one, two or three years, not to approve or disapprove the Board’s recommendation.

If any other matters are considered at the meeting, Mr. Weyerhaeuser and Ms. Dressel will vote as recommended by the Board of Directors. If the Board does not give a recommendation, Mr. Weyerhaeuser and Ms. Dressel will have discretion to vote as they think best.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not return your signed proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors, approval of the advisory (non-binding) resolution on executive compensation or advisory (non-binding) vote on the frequency of future shareholder advisory votes on Columbia’s executive compensation, your broker cannot vote your shares on these proposals.

How many votes are needed to hold the Annual Meeting?

A majority of Columbia’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the Record Date for the Annual Meeting, 39,475,569 shares of Columbia common stock were outstanding and eligible to vote. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

What vote is required to elect directors?

A nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee (known as majority voting). The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; and (iii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Shareholders may not cumulate their votes in the election of directors.

What vote is required to approve the advisory (non-binding) resolution on the compensation of Columbia’s executive officers?

The affirmative vote FOR by a majority of those shares present in person or by proxy and voting on this matter is required to approve the advisory (non-binding) resolution on the compensation of Columbia’s executive officers. You may vote FOR, AGAINST or ABSTAIN from approving the advisory (non-binding) resolution on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What vote is required to determine the frequency of future advisory votes on executive compensation?

Shareholders must vote, in an advisory (non-binding) capacity, whether future advisory votes on executive compensation will occur every one, two or three years. The frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Shareholders may also abstain from voting. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What vote is required to ratify the appointment of the independent registered public accountants?

The proposal to ratify the appointment of Deloitte & Touche LLP as Columbia’s independent registered public accounting firm will be adopted if a majority of the votes present in person or by proxy and voting on this matter are cast FOR the proposal. You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Can I vote on other matters?

We have not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and our Board does not know of any other matters to be brought before the Annual Meeting.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. In addition, the Company will publish in a Current Report on Form 8-K within 150 days from the 2011 Annual Meeting, its decision on how frequently a shareholder vote on executive compensation will be held, after taking into account the results of the vote on Proposal 3. After the Form 8-K’s are filed, you may obtain copies by visiting our website at www.columbiabank.com, the SEC’s website at www.sec.gov, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

When are proposals and director nominations for the 2012 Annual Meeting due?

Proposals by shareholders to transact business at Columbia’s 2012 Annual Meeting must be delivered to Columbia’s Secretary no later than November 21, 2011, in order to be considered for inclusion in our proxy statement and proxy card and should contain such information as is required under our Bylaws. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Columbia-sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, or for a shareholder to nominate a person or persons for a director, written notice must be received by us no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the 2011 Annual Meeting (meaning no earlier than November 28, 2011, and no later than December 28, 2011), and should contain such information as required under our Bylaws. However, if the date of the 2012 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2011 Annual Meeting, notice must be delivered no earlier than the 150th day and no later than the 120th day prior to the date of the 2012 Annual Meeting or, if the first public announcement of the 2012 Annual meeting date is less than 100 days before the meeting date, notice must be delivered no later than the 10th day following the date of the Company’s first public announcement of the 2012 Annual Meeting date.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or director nominee as described in our Bylaws. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notice of intention to present proposals at the 2012 Annual Meeting, or to obtain a copy of the detailed procedures regarding notice requirements for proposals or director nominations, should be directed to Columbia’s Corporate Secretary, 1301 “A” Street, Tacoma, Washington 98402.

STOCK OWNERSHIP

Are there any owners of more than 5% of Columbia’s stock?

As of December 31, 2010, the following shareholders beneficially owned more than 5% of the outstanding shares of Columbia common stock

Name and Address	Number of Shares(1)	Percentage

Blackrock, Inc. (2) 40 East 52nd Street New York, NY 10022	3,291,214	8.37%

Lord Abbett & Co., LLC(3) 90 Hudson Street Jersey City, NJ 07302	3,612,042	9.18%

Marsico Capital Management, LLC(4) 1200 17th Street, Suite 1600 Denver, CO 80202	2,089,777	5.3%

(1)	Pursuant to rules promulgated by the SEC, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or direct the voting of the shares, or (ii) investment power, which includes the power to dispose of or direct the disposition of the shares.
(2)	Based on an amended Schedule 13G filed under the Exchange Act. The securities are beneficially owned by Blackrock, Inc. and certain of its affiliates.
(3)	Based on an amended Schedule 13G filed under the Exchange Act. The securities are owned by various investment advisory clients of Lord Abbett & Co., LLC, which is deemed to be a beneficial owner of such shares due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares.
(4)	Based on a Schedule 13G filed under the Exchange Act.

How much stock do Columbia’s directors and executive officers own?

The following table shows, as of February 15, 2011, the amount of Columbia common stock directly owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of our directors and executive officers as a group. Except as otherwise noted, we believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Beneficial ownership is determined under the rules of the SEC and includes shares that could be acquired within 60 days through the exercise of an option or other right. All share numbers and prices have been adjusted for applicable stock splits and stock dividends.

Name	Position	Number(1)		Percentage(1)

William T. Weyerhaeuser	Chairman of the Board	238,746	(2)	*
Melanie J. Dressel	Director, President and Chief Executive Officer	118,032	(3)	*
John P. Folsom	Director	34,888	(4)	*
Frederick M. Goldberg	Director	17,344	(5)	*
Thomas M. Hulbert	Director	43,015		*

Name	Position	Number(1)		Percentage(1)

Thomas L. Matson, Sr.	Director	72,259		*
Andrew L. McDonald	Executive Vice President, Chief Credit Officer	26,551	(6)	*
Mark W. Nelson	Executive Vice President, Chief Operating Officer	32,234	(7)	*
Daniel C. Regis	Director	14,500	(8)	*
Kent L. Roberts	Executive Vice President, Director of Human Resources	24,582	(9)	*
Donald H. Rodman	Director	28,440	(10)	*
Gary R. Schminkey	Executive Vice President, Chief Financial Officer	38,171	(11)	*
James M. Will	Director	30,537	(12)	*

Directors and executive officers as a group (13 persons)		719,299		*

*	Represents less than 1% of outstanding common stock.

(1)	The number and percentages shown are based on the number of shares of Columbia common stock deemed beneficially held under applicable securities regulations, including options or other rights exercisable within 60 days as follows: Mr. Folsom 1,050 shares; Mr. McDonald 5,000 shares; Mr. Weyerhaeuser 1,050 shares; and directors and executive officers as a group 7,100 shares.
(2)	223,249 shares are held indirectly by WBW Trust Number One, for which Mr. Weyerhaeuser is the trustee with sole voting and investment power.
(3)	Includes 51,134 shares held in Ms. Dressel’s Family LLC, 2,408 shares held by a corporation owned by Ms. Dressel and her spouse, and 7,745 shares held in Ms. Dressel’s 401(k).
(4)	Includes 10,600 shares held indirectly in Mr. Folsom’s IRA and 950 shares held in Mrs. Folsom’s IRA.
(5)	Includes 2,801 shares held by a partnership for the equal benefit of Mr. Goldberg and his mother over which Mr. Goldberg exercises investment power, 1,100 shares held by F.G. Family Foundation, and 693 shares held in Mr. Goldberg’s IRA.
(6)	Includes 4,328 shares held in Mr. McDonald’s 401(k).
(7)	Includes 2,958 shares held in Mr. Nelson’s 401(k).
(8)	All shares are held by Regis Investments, LP, a family limited partnership, of which Mr. Regis and his wife are sole general partners.
(9)	Includes 5,270 shares held in Mr. Roberts’ 401(k).
(10)	Includes 5,675 shares held in Mr. Rodman’s IRA, 5,625 shares held in Mrs. Rodman’s IRA, 4,267 shares held in a Living Trust for the benefit of the Rodman estate.
(11)	Includes 8,118 shares held in Mr. Schminkey’s 401(k).
(12)	Includes 750 shares held jointly with Mr. Will’s spouse and 1,400 shares held in Mrs. Will’s name.

INFORMATION ABOUT THE DIRECTORS AND NOMINEES

How many directors are nominated?

Our Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 17. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. No new directors have been nominated since the 2010 Annual Meeting. Our Board has fixed the number of directors to be elected at the Annual Meeting at nine and has nominated the persons listed on the following pages, each of whom has consented to serve as a director if elected, for election as directors to serve until the 2012 Annual Meeting or until their successors are elected.

What is the retirement age for directors?

Our Bylaws provide that any person who has attained the age of 75 prior to the next meeting of shareholders may not stand for election.

What happens if a nominee refuses or is unable to stand for election?

The Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information regarding each of the nominees is provided below, including each nominee’s name, age as of the Record Date, principal occupation and public company directorships during the past five years, and the year first elected a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees are presently directors of Columbia and Columbia Bank. There are no family relationships among any of our directors or executive officers, nor are any of the corporations or organizations referenced in the biographical information below a parent, subsidiary or affiliate of Columbia.

Melanie J. Dressel	Director since 1998

Ms. Dressel, 58, was named Chief Executive Officer of Columbia in February 2003 and continues to serve as the Company’s President. From January 2000 prior to her appointment, Ms. Dressel was the President and Chief Operating Officer of Columbia, having served prior to that time and since May 1997 as Executive Vice President. She has also served as President and Chief Executive Officer of Columbia Bank since January 2000, having served prior to that time and since July 1998 as President and Chief Operating Officer, and from May 1997 to July 1998, as Executive Vice President. Ms. Dressel, who has over 30 years of banking experience, joined Columbia Bank in 1993, serving as Senior Vice President and Private Banking Manager until May 1997. Ms. Dressel graduated from the University of Washington with a political science degree. Ms. Dressel remains active in the community and served as chair of several community organizations including Executive Council for Greater Tacoma (of which she is a member), Washington RoundTable, the ArtsFund, Mary Bridge Children’s Foundation and Tacoma/Pierce County Chamber of Commerce, and was the 2003 Campaign Chair for United Way of Pierce County. Ms. Dressel serves on the Government Relations Council for the American Bankers Association, was the Capital Campaign Co-Chair for Community Health Services and serves on various non-profit committees. For the 3rd consecutive year, in 2006 Ms. Dressel was named one of the 25 Most Powerful Women in Banking by U.S. Banker Magazine. As Chief Executive Officer and a director, Ms. Dressel serves as the primary liaison between the Board and management and as the executive with overall responsibility for executing the Company’s strategic plan.

John P. Folsom	Director since 1997

Mr. Folsom, 66, served as President of Brown & Brown, Inc. of Washington, formerly Raleigh, Schwarz & Powell (insurance brokers and consulting), Tacoma, Washington, from 1990 through December 31, 2006 and served on the board of Precision Machine Works of Tacoma. Mr. Folsom received his professional designation in underwriting and risk management and currently serves as an independent consultant on insurance and risk management matters. Mr. Folsom earned his B.S. degree from the University of Washington and his J.D. from the University of California, where he was also a past member of the California and American Bar Association. Mr. Folsom is a resident of Pierce County, and has served as Chair of many community organizations, including the Executive Council for a Greater Tacoma and Multi Care Health System. His current services as a director include the Tacoma Pierce County Sports Commission, University of Washington – Tacoma Urban Studies Advisory Board and the Foss Waterway PDA. Mr. Folsom’s knowledge of, and business and personal contacts in the local market, together with his expertise in risk management matters and legal background provide the Board with the experience and expertise needed as Audit Committee chair.

Frederick M. Goldberg	Director since 2003

Mr. Goldberg, 71, has been a shareholder of SaltChuk Resources, Inc., Seattle, Washington, since 1982 and is currently a member of the Executive Committee and Chairman of the Audit Committee of that company. Mr. Goldberg has been a managing partner of Goldberg Investments since 1986. He has also served as Chairman of the Board of Panorama City, a continuing care retirement community in Lacey, Washington, since 1990 and Gibbons Lane Vineyard, Tenino, Washington, since 1997. Mr. Goldberg has worked in a leadership capacity for over 40 years as owner of several businesses throughout the United States and South America. His extensive leadership experience, together with his service on various audit committees, brings strong operational and financial experience to the Board.

Thomas M. Hulbert	Director since 1999

Mr. Hulbert, 64, has been President and Chief Executive Officer of Winsor Corporation (lighting technologies), Olympia, Washington, since 1996 and President and Chief Executive Officer of Hulco, Inc. (real estate investments), Olympia, Washington, since 1979 and has served on numerous boards of local private companies. Mr. Hulbert’s leadership experience and knowledge of real estate investment provides a valuable resource to the Board.

Thomas L. Matson, Sr.	Director since 1998

Mr. Matson, 73, has been the Chairman of Tom Matson Dodge, Inc. (automobile dealership), Auburn, Washington, since 1963. Mr. Matson served as the Chairman of Cascade Bancorp, Inc. and its subsidiary, Cascade Community Bank, Auburn, Washington, from 1990 to 1997, when those institutions were acquired by Columbia. Mr. Matson was also an organizer and served as Vice Chairman of Auburn Valley Bank and has served as a director and Chairman of the Board of Crystal Mountain Resort. Mr. Matson’s experience as a bank director and Chairman, together with his leadership skills and knowledge of owning and operating a long-established business, is a valuable benefit to the Board.

Daniel C. Regis	Director since 2003

Mr. Regis, 71, has been part owner and managing director of several Northwest technology-focused venture partnerships during the period 1998 – 2009. Mr. Regis has over 20 years’ cumulative experience as a public company director; including currently serving as a director of Cray, Inc. and previously serving as a director of Art Technology Group, until it was acquired in January 2011. Mr. Regis was President and managing partner of Kirlan Venture Capital, a Seattle-based company from 1996 – 1999. Mr. Regis was a certified public accountant and a Managing Partner at Price Waterhouse from 1964 until 1996. He is the Board’s designated audit committee financial expert. Mr. Regis’ extensive public company experience, together with his entrepreneurial business acumen and accounting background brings strong operational and financial expertise to the Board.

Donald H. Rodman	Director since 1991

Mr. Rodman, 72, has been the owner and Vice President of Rodman Realty since 1961, a commercial real estate development company located in Longview, Washington. During this time, Mr. Rodman has been involved in the development of several large commercial sites, including Triangle Shopping Mall and B&R Mini Storage in Longview, WA, Holiday Inn in Kelso, WA, Indian Hills Planned Unit Residential Development and Solid Waste Disposal Site, to name a few. Mr. Rodman earned his B.A. degree in economic and business administration from the College of Idaho. He has served as Chairman of several for-profit and nonprofit organizations, including the Cowlitz County Economic Development Council, and served on the board of several entities, including the Longview Chamber of Commerce and Lewis Federal Savings and Loan. Mr. Rodman is active in community organizations; he has been a member of the Rotary Club, and was the past President of the Longview chapter and past President of the St. John Foundation Board. Mr. Rodman’s extensive experience, particularly in the commercial real estate sector, provides a valuable perspective to the Board.

William T. Weyerhaeuser	Director since 1998

Mr. Weyerhaeuser, 67, is the Chairman of the Board of Columbia. He is a clinical psychologist who retired from his private practice in Tacoma, Washington in 1998. Mr. Weyerhaeuser has served on several public company boards and has been a director of Clearwater Paper Corporation since 2008. Mr. Weyerhaeuser was a director of Potlach Corporation from 1990 - 2008, held the position of Vice Chairman of the Board during his tenure as director from 2004 - 2008 and was the former Chairman of the Board of EDEN Bioscience Corporation from 2001 - 2009. During 2002 - 2003, Mr. Weyerhaeuser served as the Interim CEO of the Company until the appointment of Ms. Dressel. He was the owner and Chairman of Comerco, Inc., the parent company of Yelm Telephone Company from 1984 - 2000. Mr. Weyerhaeuser earned his PH.D in Clinical Psychology and M.A. in Theology from the Fuller Theological Seminary, and his B.A. in Economics from Stanford University. As a long-time local resident, Mr. Weyerhaeuser has served on several civic boards and committees and currently serves as a trustee of the Seattle Opera, The Harold E. LeMay Museum and University of Puget Sound; was the former Chairman and Vice Chairman of University of Puget Sound, President of the Board of the Tacoma Art Museum and director and council President of the Boys Scouts of America. Mr. Weyerhaeuser’s diverse background and public company experience provides a valuable perspective to the Board.

James M. Will	Director since 1993

Mr. Will, 64, serves as the President of Titus-Will Enterprises (automobile dealerships and property management), Tacoma, Washington and also as President of that company’s subsidiary, Titus-Will Chevrolet, Buick, GMC Cadillac, Titus-Will Hyundai, Olympia, Washington and Titus-Will Chevrolet of Parkland, Tacoma, Washington. Mr. Will also serves as Vice-President of Titus Will Ford, Titus-Will Toyota and Lakewood Ford of Tacoma, Washington. Prior to that time and since 1969, Mr. Will was the President of Tam Engineering Corp. (automotive engine re-manufacturing), Tacoma, Washington. Mr. Will is a long time local resident and served as past Chairman of Boys and Girls Club of Pierce County and the United Way Pierce County. Mr. Will’s strong operational, management and accounting experience, together with his oversight of personnel and human resources, provide a valuable resource to the Board.

The Board of Directors unanimously recommends a vote “FOR” the nominees for director.

CORPORATE GOVERNANCE

Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and high standards of corporate governance. We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Board and Company Leadership Structure

The Board of Directors is committed to maintain an independent Board and for many years, a substantial majority of our Board has been comprised of independent directors. It has further been the practice of Columbia to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director can best provide the necessary leadership and objectivity required as Chairman.

Director Qualifications

The Board of Directors believes each of the Company’s directors should bring a rich mix of qualities and skills to the Board. All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Corporate Governance/Nominating Committee is responsible for the oversight and nomination process for director nominees. The Committee has not historically adopted formal “director qualification standards” for Committee-recommended nominees. However, the Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on Columbia’s Board to help Columbia successfully meet its long-term strategic plans. Because each director of Columbia must be re-elected annually, the Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Committee when considering director nominees is set forth below in the section entitled “Board Structure and Compensation—Corporate Governance and Nominating Committee.”

The director biographical information set forth above summarizes the experience, qualifications, attributes and skills that Columbia believes qualifies each director to serve on the Board. The Governance/Nominating Committee and the Board believe each respective director’s professional and business acumen and board experience, and the total mix of all directors’ experience and skills, are beneficial to the Company and the Board.

Code of Ethics and Corporate Governance Documents

We have adopted a Code of Ethics for Senior Financial Officers which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access our current charters, including our Code of Ethics, Audit Committee, Corporate Governance and Nominating Committee and Personnel/Compensation Committee charters, Corporate Governance Policy, Code of Conduct and our Bylaws in the “Corporate Governance” section of our website at www.columbiabank.com, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

Director Independence

With the assistance of legal counsel to Columbia, the Corporate Governance and Nominating Committee has reviewed the applicable legal standards for Board and Board committee member independence, and the criteria applied to determine “audit committee financial expert” status. The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.

The Board then analyzed the independence of each director and nominee and determined that the following members of the Board meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which were made on the same terms as comparable transactions made with other persons. Such arrangements are discussed in detail in the section entitled “Interest of Management in Certain Transactions.”

Based on these standards, the Board has determined that each of the following non-employee directors is independent:

John P. Folsom	Daniel C. Regis
Frederick M. Goldberg	Donald H. Rodman
Thomas M. Hulbert	William T. Weyerhaeuser
Thomas L. Matson, Sr.	James M. Will

Based on the standards described above, the Board determined that Melanie J. Dressel, who serves as the President and Chief Executive Officer of the Company, is not independent because she is an executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

During 2010, the Personnel and Compensation Committee consisted of Mr. Hulbert (Chair), and Messrs. Goldberg, Matson and Rodman. During 2010, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officer served on the Personnel and Compensation Committee.

Shareholder Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board by writing to the Chairman of the Board c/o Columbia’s Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma, Washington, 98402-4200. These communications will be reviewed by our Corporate Secretary and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to the Chairman of the Board.

BOARD STRUCTURE AND COMPENSATION

How often did the Board of Directors meet during 2010?

The Board met 12 times during 2010. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Columbia directors are expected to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting. During 2010, the independent directors held 9 meetings.

What committees has the Board established?

The Board has established, among others, an Audit Committee, Personnel and Compensation Committee, a Corporate Governance and Nominating Committee, an Enterprise Risk Management Committee and a Merger and Acquisition Committee.

The following table shows the membership of the various committees during the year 2010.

Committee Membership

Name	Audit	Compensation	Nominating	E.R.M.	M&A
John P. Folsom	☑ *	☐	☑	☑	☑
Frederick M. Goldberg	☐	☑	☐	☑	☑ *
Thomas M. Hulbert	☑	☑ *	☑	☐	☐
Thomas L. Matson, Sr.	☐	☑	☑	☐	☐
Daniel C. Regis	☑	☐	☐	☑ *	☐
Donald H. Rodman	☐	☑	☐	☑	☐
William T. Weyerhaeuser	☐	☐	☑ *	☐	☑
James M. Will	☑	☐	☐	☐	☐
Total Meetings in 2010	9	5	3	4	9

*	Committee Chair

Audit Committee. The Audit Committee is comprised of four directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Audit Committee operates under a formal written charter. Mr. Regis has been identified as an “Audit Committee Financial Expert” as defined by SEC rules.

The Audit Committee is responsible for the oversight of the quality and integrity of Columbia’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of the independent auditors to perform audit and non-audit services and related fees;

•	meet independently with the internal auditing department, independent auditors and senior management;

•	review the integrity of the financial reporting process;

•	review the financial reports and disclosures submitted to appropriate regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related party transactions.

Personnel and Compensation Committee. The Personnel and Compensation Committee is comprised of four directors, each of whom is considered independent as defined by the NASDAQ listing standards and applicable SEC and IRS rules. The Personnel and Compensation Committee is charged with the responsibility of reviewing the performance of our Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. The Committee may periodically retain an independent consultant to assist the Committee in its deliberations regarding executive compensation for the Chief Executive Officer and other key executives. The Committee is directly responsible and has full authority for the appointment, compensation and oversight of compensation consultants, legal counsel and any other advisors retained by the Committee. The Committee solicits and receives input and recommendations from the Chief Executive Officer with respect to the compensation of the other executive officers. In addition, the Executive Vice President and Human Resources Director assists the Committee in its work.

The Compensation Committee has historically retained the services of a consultant. In 2009, the Compensation Committee commissioned Towers Watson (formerly Watson Wyatt) to update an earlier study of Columbia’s executive compensation compared to a peer group comprised of other publicly traded financial services companies. The Committee used the report coming out of this study as a reference in making 2010 compensation decisions. In recent years, Towers Watson and its predecessor entities have not performed any work for the Company other than work for the Committee.

In addition the Personnel and Compensation Committee:

•	reviews all employee benefit plans; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Personnel and Compensation Committee operates under a written charter, a copy of which is posted on our website. The Personnel and Compensation Committee meets as needed, and may delegate to one or more of its members the responsibility of meeting with consultants and management to obtain information for presentation and consideration of the entire committee.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised of four directors, each of whom is considered “independent” as defined by the NASDAQ listing standards, and is responsible for recommending a slate of directors to the full Board for election at the annual meeting, appointing directors to fill vacancies as they occur and monitoring the appropriateness of Columbia’s corporate governance principles and practices and making appropriate recommendations to the full Board.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under the section “Information About the Meeting—How do I nominate someone to be a director?” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria. The Corporate Governance and Nominating Committee operates under a formal written charter which is posted on our website.

In deciding whether to recommend incumbent directors for re-nomination, the Committee evaluates Columbia’s evolving needs, and assesses the effectiveness and contributions of its existing directors. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not adopted, nor does it anticipate adopting, specific minimum qualifications for Committee-recommended nominees, nor has the Committee adopted a formal policy relating to Board diversity, although the Committee and the Board values and seeks to include members with a diversity of backgrounds, professional experience and skills relevant to the Company. The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by Columbia, and special skills. The Corporate Governance and Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise.

The Committee also has the authority and responsibility to monitor and review the appropriateness of the Company’s principles and practices of corporate governance, including its Corporate Governance Policy, in light of emerging standards and best practices and the needs of the Company and its shareholders, and make such recommendations to the full Board as the Committee considers appropriate. The Committee also has the authority and responsibility to review the level and form of director compensation, taking into account such factors as the compensation paid to directors of comparable companies, and recommends any changes to the full Board for consideration. The process and procedures used in determining Board compensation for 2010 are discussed in the section below.

Enterprise Risk Management Committee. The Enterprise Risk Management Committee (“ERM Committee”) was formed in 2009 and is comprised of four directors, each of whom is considered independent. The ERM Committee works closely with the Audit Committee and is responsible for the oversight of Columbia’s policies, procedures, and practices related to business, market, and operational risks as they impact the strategic, operational, reporting, and compliance objectives of its strategic plan. The Committee is responsible for reporting risk issues and events to the Board of Directors and providing the Board with necessary oversight and advice to set risk tolerances.

Merger and Acquisition Committee. The Merger and Acquisition Committee (“M&A Committee) is comprised of three directors and was formed in 2009 to consider potential opportunities for expansion. The M&A Committee is responsible for reviewing acquisition strategies and potential candidates with the Company’s management. The M&A Committee has the authority to review acquisition and investment transactions proposed by the Company’s management, for presentation to the full Board for consideration. Upon the direction of the Board, the M&A Committee has the authority to recommend the relevant terms of the transaction.

How does the Board exercise its authority for risk oversight?

The Board has ultimate authority and responsibility for overseeing risk management at Columbia. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on credit risk, liquidity risk and operational risk. The Board delegates other aspects of its risk oversight function to its committees. The Audit Committee oversees financial, accounting and internal control risk management; the head of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing.

The oversight role of the ERM Committee is to ensure that risks that could impact the strategic plan are appropriately identified, addressed and monitored by the appropriate risk management personnel.

The Personnel and Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Personnel and Compensation Committee is responsible for analyzing the compensation policies and practices for all employees, not just executive management. In its review of these policies and practices, the Personnel and Compensation Committee has determined that the current policies and practices do not create or encourage risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

The Corporate Governance and Nominating Committee has authority over director compensation subject to the Board’s authority to approve changes. Directors receive compensation in the form of cash and, as applicable, equity awards in the form of restricted stock or stock options. We do not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors.

The following table shows compensation paid or accrued for the last fiscal year to our non-employee directors. The footnotes to the table describe the details of each form of compensation paid to directors.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Change in pension value and nonqualified deferred compensation earnings ($) (3)	Total ($)
John P. Folsom	$66,000	—	—	$0	$66,000
Frederick M. Goldberg	50,500	—	—	0	50,500
Thomas M. Hulbert	57,500	—	—	0	57,500
Thomas L. Matson, Sr.	40,750	—	—	0	40,750
Daniel C. Regis	50,000	—	—	0	50,000
Donald H. Rodman	41,000	—	—	0	41,000
William T. Weyerhaeuser	77,750	—	—	0	77,750
James M. Will	46,500	—	—	0	46,500

(1)	Amount shown for Mr. Folsom represents (i) retainer in the amount of $25,000; (ii) $15,000 as chairman of the Audit Committee; (iii) per meeting board attendance fees of $9,000; and (iv) per meeting committee attendance fees of $17,000.

Amount shown for Mr. Goldberg represents (i) retainer in the amount of $25,000 (ii) $5,000 as Chairman of the M&A Committee; (iii) per meeting board attendance fees of $9,000 and (iv) per meeting committee attendance fees of $11,500.

Amount shown for Mr. Hulbert represents (i) retainer in the amount of $25,000 (ii) $9,000 as chairman of the Compensation Committee; (iii) per meeting board attendance fees of $9,000; and (iv) per meeting committee attendance fees of $14,500.

Amount shown for Mr. Matson represents (i) retainer in the amount of $25,000 (ii) per meeting board attendance fees of $8,250; (iii) per meeting committee attendance fees of $7,500.

Amount shown for Mr. Regis represents (i) retainer in the amount of $25,000 (ii) $5,000 as Chairman of the E.R.M. Committee; (iii) per meeting board attendance fees of $9,000; (iv) per meeting committee attendance fees of $11,000.

Amount shown for Mr. Rodman represents (i) retainer in the amount of $25,000;(ii) per meeting board attendance fees of $9,000; (iii) per committee meeting attendance fees of $7,000.

Amount shown for Mr. Weyerhaeuser represents (i) retainer in the amount of $25,000 (ii) $25,000 as Chairman of the Board; (iii) per meeting board attendance fees of $8,250; (iv) per meeting committee fees of $19,500.

Amount shown for Mr. Will represents (i) retainer in the amount of $25,000; (ii) $3,750 as chairman of the Bank’s Trust Committee; (iii) per meeting board attendance fees of $8,250; (iii) per meeting committee attendance fees of $9,500.

(2)	No stock awards or stock options were granted to the directors in 2010. At fiscal year end, the non-employee directors had in the aggregate outstanding stock option awards to purchase shares of the Company as follows: Mr. Folsom 1,050 shares and Mr. Weyerhaeuser 1,050 shares.

At fiscal year end, each non employee director had 1,000 shares in unvested restricted stock awards.

(3)	Represents above-market earnings on Mr. Goldberg’s deferred compensation account. The material terms of the “Deferred Compensation Plan” are described below under the heading “Executive Compensation.”

Cash Compensation. Non-employee directors are paid an annual retainer as compensation plus a per meeting attendance fee for service as a director. Members of the Audit, Personnel and Compensation and Corporate Governance and Nominating Committees, respectively, receive an additional per meeting attendance fee. The Chairman of the Board and Chairmen of the Audit, Compensation E.R.M., M&A and certain other committees receive an additional retainer in light of the increased demands associated with those positions. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Deferred Compensation Plan.

Equity Compensation. Non-employee directors may from time to time be granted restricted stock awards pursuant to our Stock Option and Equity Compensation Plan (the “Plan”), the material terms of which are discussed under the section “Executive Compensation – Equity Compensation.” Restricted stock awards generally vest over a pre-determined period.

From time to time, we grant nonqualified stock options to our directors. These options are granted under the Plan, and generally vest (i.e. become exercisable) three years from the date of grant, unless different vesting is approved by the Corporate Governance and Nominating Committee. The options may be exercised for a period of five years after they vest. If a director dies, becomes disabled, or retires (defined to mean a termination of directorship with at least five years of service or after attaining the age of 75), all options (whether or not vested) become immediately exercisable and may be exercised by the director or the director’s estate for a period of five years or until the expiration of the stated term of the option. If a director terminates service on the Board for any reason other than death, disability or retirement, all options, to the extent then exercisable, must be exercised within 90 days unless the term for exercise is extended by the Board. If any director is removed by shareholders, all options will immediately terminate.

Long Term Care Program. In 2001, we implemented a long-term care program for directors serving at that time, which provides benefits in the event those individuals become chronically ill. The coverage is for a period of three years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director’s years of service with Columbia after the inception of the long-term care program. We paid a one-time premium for the long-term care policies. Expenses are allocated to the directors participating in the program on an annual basis. All directors covered by this plan are fully vested. If a director is terminated for cause, the director must reimburse Columbia for the full premium paid. A director must reimburse a percentage of the premium if the director voluntarily resigns or chooses not to run for re-election. The long-term care program was available to all directors, including executive officers that were also directors. We have purchased Bank Owned Life Insurance policies to fund this program. The Board has no plans to extend the program to include future officers or directors.

Deferred Compensation Plan. The Deferred Compensation Plan is a program under the management incentive plans pursuant to which directors may defer up to 100% of their total retainer fees. The terms of this plan are described under “Executive Compensation – Deferred Compensation Plan.”

Report of the Personnel and Compensation Committee on Executive Compensation

The Personnel and Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Personnel and Compensation Committee of the Board (the “Committee”) met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the Committee recommended to the Board that the CD&A be included as part of this proxy statement and 2010 Annual 10-K Report.

As a participant in the U.S. Treasury’s Capital Purchase Program under TARP, the Company was subject to certain restrictions on compensation and corporate governance requirements during the time when the preferred stock issued to Treasury was outstanding (the “CPP Period”). The Company redeemed the preferred stock, and the CPP Period ended, on August 11, 2010. Pursuant to the requirements of Sections 111(b)(3)(A), 111(b)(3)(E), 111(b)(3)(F) and 111(c) of the Emergency Economic Stabilization Act of 2008, and 31 CFR Part 30.4, the Committee hereby certifies that, during the CPP Period:

1.	It reviewed with the Company’s senior risk officers the “senior executive officer” (“SEO”) compensation plans and made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Columbia;

2.	It reviewed with the Company’s senior risk officers the Company’s employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to Columbia; and

3.	It reviewed the Company’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Columbia to enhance the compensation of any employee.

The following SEO compensation plans do not contain any features that could reasonably be interpreted to encourage SEO’s to take risks:

SEO Compensation Plan	How the Plan Does Not Encourage Taking Risks

Amended and Restated Employee Stock Purchase Plan	Plan permits the purchase of Company stock; interests are aligned with shareholders; no risk-taking incentives inherent in the plan.

Employment, Change in Control and Severance Agreements	Agreements provide fixed cash compensation amounts under various circumstances; no incentive criteria included in the agreements.

Supplemental Executive Retirement Plan and Supplemental Compensation Agreement	Plan and agreements provide fixed supplemental and/or retirement compensation.

Deferred Compensation Plan (401 Plus Plan)	Plan provides for the deferral of compensation with a return linked to market benchmarks.

Each of the Company’s other SEO and general employee compensation plans is listed in the table below, together with an explanation of how each such plan does not encourage SEO’s and other employees to take unnecessary and excessive risks that threaten the value of Columbia.

SEO Compensation Plan	How the Plan Does Not Encourage Unnecessary and Excessive Risks that Threaten the Value of Columbia

2010 Incentive Bonus Plan

The goals reflected in performance criteria under the plan — achievement of financial results, achievement of operational results, and overall achievement of strategic objectives — either mitigate risk or are consistent with prudent risk management practices (including but not limited to because the potential payouts to which the goals are tied are not significant enough to encourage excessive risk-taking).

•    Our financial performance results goals do not entail unnecessary or excessive risk-taking given Columbia’s business model. For example, earnings per share was the primary measurement of financial performance considered by the Committee for 2010, and the significant majority of Columbia’s earnings are driven by net interest income, which depends to a great extent on the credit quality of the Company’s loan portfolio. Given this business model and the direct link between credit quality and profitability, incentives to drive incremental earnings do not encourage excessive risk-taking, but rather drive a focus on credit quality and managing risk effectively.

•    The strategic activities goal relates to execution against strategic opportunities as they arise. Success in strategic opportunities involves, at the Board level, a prudent assessment of risk when evaluating potential opportunities, and at the management level, successfully managing and mitigating risk in executing and integrating strategic transactions. Risk management is therefore a critical component of this goal.

•    Our operational goals are reflected in efficiency and expense control metrics primarily. Incentives to increase revenue do not encourage excessive risk-taking in part because they operate within the Company’s overall risk management framework.

•    The discretionary element does not drive excessive risk-taking because executives know the Board and Committee value prudence and conservatism, particularly in this economic environment.

Amended and Restated Stock Option and Equity Compensation Plan	Award values are linked to the market price of the Company’s stock; awards vest over a period of years; interests are aligned with shareholders; no risk-taking incentives inherent in the plan

In addition, the Committee determined that no general employee compensation plan links the potential for any material payout to the Company’s reported earnings, and so no such plan can reasonably be viewed as encouraging the manipulation of reported earnings to enhance the compensation of any employee.

Members of the Personnel and Compensation Committee

Thomas M. Hulbert, Chairman

Frederick M. Goldberg

Donald H. Rodman

Thomas L. Matson

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

References to the “Committee” in this section refer to the Personnel and Compensation Committee.

Company Philosophy

Columbia’s goal is to be one of the leading Pacific Northwest regional community banks, with a significant presence in selected markets, and to consistently increase earnings per share and shareholder value. Management believes that there continues to be opportunity for organic growth based upon its 84-branch footprint and the organization’s commitment to delivering exceptional customer service and quality products, and growth through selective acquisitions. Our business strategy is to provide our customers with the financial sophistication and breadth of products of a regional banking company while retaining the appeal and service level of a community bank. We continually evaluate our existing business processes while focusing on maintaining asset quality and balanced loan and deposit portfolios, building our strong core deposit base, expanding total revenue and controlling expenses in an effort to increase our return on average equity and gain operational efficiencies. We believe that, as a result of our strong commitment to highly personalized, relationship-oriented customer service, our varied products, our strategic branch locations and the long-standing community presence of our managers, banking officers and branch personnel, we are well positioned to attract and retain new customers and to increase our market share of loans, deposits, and other financial services in the communities we serve. We are committed to increasing market share in the communities we serve by continuing to leverage our existing branch network, adding new branch locations and considering business combinations that are consistent with our expansion strategy throughout the Pacific Northwest. We believe that achievement of these goals will create long-term value for Columbia’s shareholders, consistent with protecting the interests of depositors.

Compensation Philosophy

In keeping with our long-term Company goal and our effort to consistently increase earnings per share and shareholder value, the Compensation Committee is guided by the following seven key principles in determining the compensation of the Named Executives:

•	Competition. Compensation should reflect the competitive marketplace, so that the Company can attract, retain, and motivate key executives of superior ability who are critical to our future success.

•

Reasonable Levels of Compensation. Total compensation opportunities and payouts should be reasonable and not excessive. We generally strive to target total compensation near the median of our peers. We do not rigidly target or formulaically set compensation at the median or any other specific percentile. However, we do target overall compensation for executive officers in amounts that are roughly in line with the median of our peers.

•

Accountability for Business Performance. The executives’ compensation in salary, as well as short-term and long-term incentive compensation, should be tied in part to overall Company financial performance.

•	Accountability for Individual Performance. To encourage and reflect individual contributions to the Company’s performance, compensation should be tied in part to the individual’s performance.

•

Alignment with Shareholder Interests. Compensation should be tied in part to the Company’s stock performance through the granting of stock awards with multi-year vesting which serve to align executives’ interests with those of our shareholders.

•

Independent Oversight. The Compensation Committee, composed solely of independent directors, is responsible for reviewing and establishing the compensation for the Named Executives. The Committee periodically receives advice of an independent compensation consultant who has been retained by and reports directly to the Committee and performs no other work for management.

•	Risk Management. Compensation policies and practices should align with sound risk management and be structured not to create incentives to subject Columbia to excessive risk.

The compensation tables that appear later in this proxy statement reflect decisions made by the Compensation Committee. The reader is encouraged to refer to the tables while reviewing this section in order to understand how our compensation philosophy is put into action.

Impact of TARP Capital Purchase Program Regulations on Executive Compensation

In November 2008, the Company issued and sold $76.9 million of Preferred Stock to the U.S. Treasury, together with a warrant to purchase the Company’s common stock, as a voluntary participant in the CPP. On August 11, 2010, the Company redeemed all of the Preferred Stock and subsequently repurchased the related common stock warrant from the Treasury. During the portion of 2010 when the Preferred Stock was still outstanding (i.e., from January 1, 2010 through August 11, 2010) (the “2010 CPP Period”), the Company was subject to the compensation and corporate governance standards and restrictions under legislation and related Treasury Department rules applicable to CPP participants (the “CPP Rules”). In accordance with the CPP Rules, we did not pay nor accrue any cash bonuses to the Named Executives in or for the 2010 CPP Period.

Overall Compensation Levels for 2010

Overall 2010 compensation for Columbia’s executive team increased a total of 23% compared to 2009. (When compared to 2008, overall compensation for 2010 was down 17%). This increase between 2009 and 2010 is primarily attributable to discretionary bonus payments, which occurred for the first time since 2007, and increased expense associated with the defined benefit pension plans caused by a significant reduction in the actuarial discount rate assumption used to calculate such expense.

Factors in Setting Overall Compensation Levels

When establishing salaries and annual cash incentive and long-term equity incentive compensation opportunities for executive officers, the Committee considers the following factors:

•	the Company’s overall performance during the past year including meeting its financial and other strategic goals;

•	the executives’ respective levels of responsibility and functions within the Company;

•	each executive’s performance during the past year in meeting individual goals;

•

how compensation of Columbia’s executive officers compares to executives at peer institutions, with a particular focus on financial institutions with similar Company objectives and comparable asset size;

•	alignment of executive compensation decisions and policies with the decisions and policies applicable to other employees;

•	the need to provide a competitive executive compensation package to attract and retain superior executive talent;

•	as appropriate, general economic conditions within the Company’s market area and the overall banking industry; and

•	restrictions under the CPP Rules (for the 2010 CPP Period);

•	the recommendations of our Chief Executive Officer in setting compensation for executives other than the Chief Executive Officer; and

•	the results of the prior year’s shareholder advisory vote on executive compensation (which did not materially impact compensation decisions for 2010 given the high level of shareholder support).

The Compensation Committee generally follows this process for determining executive compensation; however, other discretionary and subjective components may also be considered if appropriate.

The Role of Benchmarking

In 2009, the Compensation Committee commissioned Towers Watson (formerly Watson Wyatt) to update an earlier study of Columbia’s executive compensation compared to a peer group comprised of other publicly traded financial services companies. The Committee used the report coming out of this study as a reference in making 2010 compensation decisions. Since this study is updated every other year, the information provided in the 2009 update will also inform the Committee’s 2011 compensation decisions. The updated report provided Towers Watson’s market observations on executive base salaries, short-term and long-term incentives based on competitive data from published compensation surveys and proxy filings of an updated peer group of 19 bank holding companies. Further, Towers Watson performed trend line (regression) analysis on the market data to predict salary levels for executives in bank holding companies with an asset size of approximately $3 billion. Towers Watson relied on the same market survey information sources as in prior editions of the study, which includes the following published compensation surveys for competitive market data: 2009/10 Towers Watson Financial Services Compensation Calculator, the 2009/10 Towers Watson Top Management Compensation Calculator, and the 2009 Milliman Northwest Financial Industry Salary Survey.

As part of the 2009 executive compensation review, Towers Watson updated the benchmarking peer group used in the prior study they performed for Columbia in 2007. Of the 17 bank holding companies included in the 2007 study, 10 had to be dropped because either they no longer existed or were in significantly weakened financial condition. Those companies were replaced and two more were added to bring the revised peer group up to a total of 19. The newly added bank holding companies were selected based on asset size and their proximity to Columbia’s SNL ranking (as of 2009 Q1) for the following criteria:

•	Risk-based Capital ratio

•	Construction and Land Development Loans/Total Loans ratio

•	Commercial and Industrial (C&I) Loans/Total Loans ratio

•	Non-performing Assets/Total Assets ratio

•	Core deposits/Total Deposits ratio

The 19 comparable commercial bank holding companies that comprised our peer group in the study include: Banner Corp., Chemical Financial Corp., CoBIZ Financial Inc., Glacier Bancorp Inc., Hanmi Financial Corp., Hudson Valley Holding Corp., Mercantile Bank Corp., Nara Bancorp Inc., Old Second Bancorp Inc., Sandy Spring Bancorp Inc., Simmons First National Corp., Southside Bancshares Inc., Stellarone Corp., Sun Bancorp Inc., Texas Capital Bancshares Inc., Tompkins Financial Corp., West Coast Bancorp., Westamerica Bancorp, and Wilshire Bancorp Inc.

The updated market research indicated that the overall compensation level for our Chief Executive Officer should be in the $1.0 to $1.1 million range. Towers Watson summarized the observations from its study as follows. As of October 2009:

•	Executive base salaries were 104% overall of median market levels;

•	Historical short-term (cash) incentive targets (disregarding restrictions under the CPP Rules) were comparable to targets reported by peers and published surveys;

•	Long-term incentive values were significantly lower than market levels; and

•

Overall total direct compensation (TDC) levels for all Named Executives were below market references, particularly for the CEO (disregarding restrictions under the CPP Rules by applying a short-term incentive target in-line with pre-CPP levels). Target TDC for all Named Executives was 90% of market references; and

•	Actual TDC for all Named Executives was 69% of market references.

Based on the analysis conducted for the updated study, and in consideration of historical executive compensation practices at Columbia, Towers Watson made the following recommendations to the Compensation Committee:

•	Retain current base salary grade levels;

•	Retain current short-term incentive targets and

•	When contemplating long-term incentives in the form of equity-based awards, consider:

•	Competitive grant multiples;

•	Share availability under the Company’s shareholder-approved equity compensation plan; and

•	The potential for the market price of the Company’s stock to appreciate over time.

Allocation Among Components

In allocating target compensation among various compensation elements, we believe that compensation for the Chief Executive Officer should be more heavily weighted toward performance-based elements, since the Chief Executive Officer has the greatest ability to influence the Company’s overall performance. The Committee believes that certain critical control positions, such as the Chief Financial Officer, Chief Operating Officer, Chief Credit Officer and the Human Resources Director should receive a relatively higher portion of their compensation in base salary, which is consistent with the compensation practices of our peer group.

2010 Allocation

The following table shows the allocations among various elements of total direct compensation resulting from the Compensation Committee’s decisions for 2010 target total compensation for Named Executives, which were made in early 2010 when it was unknown when the Company would redeem the Preferred Stock and no longer be subject to the restrictions on compensation under the CPP Rules. “Total direct compensation” includes base salary, annual cash incentive target and annual long-term equity incentive grant value. As noted above, under the CPP Rules, cash incentive awards could not be paid or accrued during the 2010 CPP Period to our five most highly compensated employees based on prior year compensation, which for 2010 included all of our Named Executives other than Mr. Roberts. The Committee determined to treat Mr. Roberts consistently with the other Named Executives in this respect. Accordingly, since the eventual timing of the redemption of the Preferred Stock was unknown when 2010 target compensation was allocated among the various components, we did not allocate any portion of target total compensation for Named Executives to short-term cash incentive awards. In addition, the Committee awarded annual equity grants to Named Executives for 2010 in December 2009, not in 2010, but the value of those grants is reflected in the table below because the Committee considered them part of 2010 total direct compensation. Since the allocation for short-term cash incentive compensation dropped to zero in 2010, the target allocations for other elements were greater than in 2009 in percentage terms, although not materially greater in dollar amounts.

	Base Salary	Cash Incentive Target	Equity Incentive Target	Total Direct Compensation
President and CEO	65%	0%	35%	100%
EVP and Chief Financial Officer	73%	0%	27%	100%
EVP and Chief Operating Officer	73%	0%	27%	100%
EVP and Chief Credit Officer	77%	0%	23%	100%
EVP and Human Resource Director	77%	0%	23%	100%

2011 Allocation

Because we are no longer subject to the restrictions on compensation under the CPP Rules, in allocating total direct compensation among the various elements for 2011 the Compensation Committee returned to a more holistic approach consistent with our compensation objectives and philosophy, which included providing a short-term cash incentive opportunity. Accordingly, the Committee allocated a portion of each Named Executive’s overall target compensation to a short-term cash incentive opportunity in-line with peers and target levels before the Company was subject to the restrictions under the CPP Rules. This caused the allocations for the other elements to decline in percentage terms, but not in dollar terms.

	Base Salary	Cash Incentive Target	Equity Incentive Target	Total Direct Compensation
President and CEO	56%	28%	16%	100%
EVP and Chief Financial Officer	62%	22%	16%	100%
EVP and Chief Operating Officer	62%	22%	16%	100%
EVP and Chief Credit Officer	62%	22%	16%	100%
EVP and Human Resources Director	62%	22%	16%	100%

Key Elements

Columbia’s overall compensation program for executives currently consists of six key elements, with short-term cash incentive opportunities having been reintroduced since we have fully repaid our obligations under the CPP.

Base Salary. Salaries are used to provide a fixed amount of base compensation that is competitive with relevant organizations and internally consistent based upon each position’s scope of responsibilities. The salaries of the Named Executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. We consider Company financial performance and individual performance, qualifications, experience, and overall contribution to the organization when setting base salary levels.

Short-Term Incentives. Cash incentive payouts may be awarded under the Company’s Incentive Bonus Plan. Consistent with competitive practices, we believe executives should have a portion of targeted total compensation at risk, contingent upon meeting predefined goals. We believe it is important that executive incentives be based upon both the overall performance of the Company against specific, pre-set quantitative objectives, and individual performance goals. The variable annual incentive opportunity permits individual performance to be recognized and, through the goals and weightings applied to each executive, is based in significant part on the contribution made by the executive to Columbia’s overall performance.

Long-Term Equity Incentives. Executive officers and other key management positions should have a meaningful portion of their competitive total compensation opportunity linked to shareholder return, which is directly tied to our long-term vision of growth, stability, asset quality and our commitment to a personalized banking approach. Long-term incentives take the form of equity awards that are intended to align the interests of an executive with those of Columbia’s shareholders by tying value to the market value of Columbia stock, and further serve to promote an executive’s continued service to the organization by vesting over a period of years (typically four years, with no vesting before two years).

Retirement Benefits. The Company believes that a retirement plan for its executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. Retirement benefits currently offered to executives consist of supplemental compensation arrangements, also known as “Unit Plans”, and an executive deferred compensation plan. Prior to 2004, the Company provided supplemental executive retirement plans or SERP’s to certain executives, including Ms. Dressel and Messrs. Schminkey and Nelson.

Severance and Change-in-Control Benefits. The Company provides severance and change-in-control benefits to executives that are payable in circumstances the Compensation Committee believes are appropriate and market-competitive. Change-in-control benefits are “double-trigger”, meaning they are payable only if the executive experiences a qualifying termination of employment in connection with a change-in-control of the Company.

General Employee Benefits. Like other employees, the Company strives to assist executives in meeting their retirement income, health care, disability income, time-off and other needs through competitive, cost-effective, Company-sponsored programs that provide individuals with reasonable flexibility in the context of their individual circumstances.

The combination of these key elements enables us to reinforce our pay-for-performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, promotes creating long-term shareholder value, and helps us recruit and retain top executives.

Decisions regarding executive total compensation program design, and individual pay, are made in the context of the total compensation philosophy outlined above, including Columbia’s financial performance. We believe that this approach best serves the interests of Columbia’s shareholders. It enables Columbia to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of shareholders.

Base Salary

Our goal is to provide base salary levels that reflect a combination of factors, including competitive pay levels relative to the peer group discussed above, the executives’ individual performance, the executives’ experience and tenure, and our overall annual budget (which takes into account Company financial performance). Consistent with the Company’s overall budget for base salary increases, the Named Executives received base salary increases of approximately two percent for 2010, resulting in base salaries as follows: Ms. Dressel: $428,400; Mr. Schminkey: $239,700; Mr. Nelson: $239,700; Mr. McDonald: $198,900; and Mr. Roberts: $183,600.

Short-Term Cash Incentive Compensation

Historically our approach has been that executive officers typically have an annual incentive (bonus) opportunity with awards based on the Company’s performance against specific pre-set financial and operational goals, as well as the Committee’s subjective assessment of the achievement of certain strategic initiatives.

The design of this annual cash incentive program reflects the guidance provided by Towers Watson; each position is assigned a target incentive opportunity which reflects the position’s relative importance to the overall success of the Company as well as the levels of incentive opportunity offered to comparable positions within Columbia’s peer group. The annual cash incentive program incorporates a scorecard format that lists weights and prioritizes the primary annual performance targets for executive officers. For each quantifiable performance measure selected, three levels of achievement are defined to determine the amount of incentive that will be paid.

•	Acceptable—Below this level of performance, no amounts are payable.

•	Expected—At this level of performance, 100% of the target amounts are payable.

•	Outstanding—At this level of performance, 150% of the target amounts are payable.

Payout percentages are interpolated for actual results that fall between thresholds. For each non-quantifiable performance measure, the Committee applies its discretionary judgment across a spectrum ranging from acceptable to outstanding.

2010 Annual Incentive Program

Although Columbia was subject to the CPP Rules when 2010 scorecards were developed and thus it was unknown at that time whether any annual cash incentive could be paid or accrued to the Named Executives for any part of 2010, we developed scorecards covering the Named Executives as a means of driving and assessing their performance against critical goals and to provide a reference for the Committee to use in determining 2010 cash incentive awards, if any, in the event Columbia redeemed the Preferred Stock issued to Treasury during 2010, as was the case. Each Named Executive was assigned a target annual incentive opportunity as a percentage of base salary and consistent with target levels used before Columbia was subject to the CPP Rules. The target annual incentive levels were 50% of base salary for the Chief Executive Officer and 35% for the other Named Executives. In early 2011, the Committee determined to award discretionary bonuses to all Named Executives, using the Company’s performance against the goals contained in the Chief Executive Officer’s 2010 scorecard as a reference to assess Company and executive performance.

2010 Objective Performance Goals

The scorecard used as a reference when the Committee determined to award discretionary bonuses to the Named Executives for 2010 had the following performance goals and weightings, which are objective performance goals except where otherwise noted. The targets for the objective performance measures have not been disclosed because we believe their disclosure would cause competitive harm to Columbia. But, in general, these targets included Financial Results, Operational Results and Strategic Initiatives that contribute to long-term shareholder value. Targets for “Expected” or 100% performance were set at a level the Committee believed would be challenging but attainable with strong execution against the Company’s strategic plan for 2010. Although the Company did not pay executive bonuses in 2009 or 2008 due to the Company’s financial performance in a challenging economic environment and the CPP Rules, bonus payouts in 2007 and 2006 using the same scorecard approach were in the range of 59% and 30% of target, respectively. In early 2011, the Compensation Committee assessed the Company’s performance with respect to the 2010 performance measures. The results for the performance measures and the related payout percentages are shown in the table below.

Goal	Weighting (as % of Total Opportunity) (a)	2010 Actual Performance (b)	Weighted Factor (a x b)
Achievement of Financial Results Targets	20%	150%	30%
Achievement of Operational Results Targets	60%	98%	59%
Strategic Initiatives (1)	20%	100%	20%
Total Weighted Performance	100%		109%

(1)	Subjective performance goal, discussed below

2010 Subjective Performance Goals

As noted in the table above, the Committee subjectively assessed the Company’s performance on strategic initiatives identified in early 2010, as follows: market expansion, de novo growth (both branches and teams), and growth through acquisitions. The Committee determined that these and other critical strategic initiatives had been achieved at a 100% level, based on the Company’s market expansion into eastern Washington, eastern Oregon and the Olympic Peninsula in western Washington; the repayment of CPP obligations; de novo growth through the addition of two new commercial banking teams (Everett, WA and Salem, OR) and subsequent branch openings in these new markets; two completed FDIC-assisted acquisitions; and a successful capital raise.

2010 Payouts for Each Named Executive

The Committee used its discretion to apply the foregoing payout percentages to each Named Executive’s typical target bonus opportunity to calculate a total payout. The following table shows these calculations for each Named Executive:

Named Executive	Base Salary	Target Incentive %	Actual Incentive Award % (1)	Calculated Incentive Award
Ms. Dressel	$428,400	50%	54.5%	$233,500
Mr. Schminkey	$239,700	35%	38%	$91,450
Mr. Nelson	$239,700	35%	38%	$91,450
Mr. McDonald	$198,900	35%	38%	$75,880
Mr. Roberts	$183,600	35%	38%	$70,000

(1)	Calculated as 109% of Target Incentive, applying the Total Weighted Performance shown in the table above.

Long-Term Equity Incentive Compensation

Columbia’s compensation philosophy recognizes that executive officers and other key management should have a meaningful portion of their total compensation opportunity tied to shareholder return that is directly aligned with our long-term vision of growth and profitability. Columbia’s use of stock-based compensation is an important element of employee compensation that facilitates the alignment of management’s goals with the goals of the shareholders and the retention of executive management and other key employees. Long-term equity incentive awards to the Named Executives consist of restricted stock awards, which generally vest over a period of four years. Columbia’s use of stock-based compensation is based on the principles that:

•	stock-based compensation is an important element of executive pay;

•	Company and individual performance in the prior year are taken into account when equity compensation awards are granted; and

•	owning an interest in Columbia stock is an important ingredient in forming the partnership of the employee with the goals of the organization and the shareholders.

In establishing award levels, we do not consider the equity ownership levels of the recipients or prior awards that are fully vested, because each equity award is awarded as an incentive to drive future shareholder return and to promote retention. It is our belief that competitors who might try to hire away our employees would not give credit for equity ownership in Columbia and, accordingly, to remain competitive, we cannot afford to give credit for that factor either.

Levels of awards are considered using a multiple of salary, market conditions and the executives’ level of contribution to the Company based on the attainment of Company and individual goals. The Chief Executive Officer awards are based primarily on Company performance and the awards for the remainder of executive management are based on a combination of Company financial performance and goals specific to their area of responsibility as related to the Company’s strategic initiatives and leadership development goals. In making decisions about equity compensation, the Committee is guided by the Towers Watson report to ensure that equity award levels for our executives are competitive when compared to companies in our peer group.

Historically, annual grants to executives have occurred in February of each year. However, annual grants to Named Executives for 2010 were made in December 2009. Accordingly, no equity award values are shown for 2010 in the compensation tables that follow, and amounts shown for 2009 represent two annual grants: the 2009 grant made in February 2009 and the 2010 grant made in December 2009. When appropriate, the Committee considers off-cycle grants in addition to regular annual grants, although no off-cycle grants to Named Executives were made in 2010. We do not coordinate the timing of equity award grants with the release of material non-public information. Equity award values are based on the closing market price of our stock on the date the Board approves the grant.

Policy for the Recovery of Incentive Compensation

We have adopted a policy for the recovery of incentive compensation under certain circumstances. Under this policy, the Company will recover incentive compensation awarded to current or former executive officers (during the preceding three years) if the Company restates its financial results due to material noncompliance with any financial reporting requirement under the securities laws, to the extent the original awards exceeded the amounts that would have been paid under the restated results.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for its executive officers. The guidelines are intended to help closely align the financial interests of these officers with those of Columbia’s shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during a five-year period. The ownership guidelines are as follows: (1) senior executive officers (currently including the positions of Chief Executive Officer, President and Chief Operating Officer) have a required minimum ownership of approximately 28,000 shares; and (2) the Chief Banking Officer, Chief Credit Officer, Chief Financial Officer and Executive Vice President in charge of Human Resources have a required minimum ownership of approximately 21,000 shares. All of the Company’s executive officers have exceeded the required minimum.

The Board has also approved stock ownership guidelines that call for non-employee directors to own at least 7,000 shares within five years of joining the Board. At year-end 2010, all directors had exceeded the ownership guidelines.

Retirement Benefits

The Company believes that a retirement plan for its executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. The Company has not adopted a formal pension plan but, instead, has provided retirement benefits to its executives in the form of Supplemental Executive Retirement and Compensation Plans (“SERPs”) and the Deferred Compensation Plan. In 2004, the Company terminated the use of further SERPs and adopted the Supplemental Compensation or “Unit Plan” for future executives.

Supplemental Executive Retirement Plan. In 2001, Columbia implemented a SERP for certain executive officers of Columbia to provide retirement benefits to those officers. The SERP provides a fixed lifetime annual retirement benefit, the amount of which declines to the extent the executive retires before normal retirement age. The SERPs serve a retention purpose by vesting over five years (ten years for Mr. Nelson), and by restricting the executive from working for a competitor during the benefit distribution period. We have provided SERPs to Ms. Dressel and Messrs. Schminkey and Nelson. A more detailed description of the SERPs is located in the section entitled “Post Employment and Termination Benefits.”

Supplemental Compensation Plan. Starting in 2004, the Company began using supplemental compensation arrangements, which we call “Unit Plans”, to provide retirement benefits for executive officers instead of SERPs. The Unit Plan vehicle was selected following actuarial analysis which indicated that the Unit Plan approach was a more straightforward, cost-effective vehicle for delivering competitive retirement benefits to future executive officers. Like the SERPs, the Unit Plans serve a retention purpose by vesting over five to ten years, and by restricting the executive from working for a competitor during the benefit distribution period. As more fully described in the section entitled “Post Employment and Termination Benefits,” we have awarded three separate Unit Plans to Andrew L. McDonald, Executive Vice President and Chief Credit Officer, and one Unit Plan to Kent L. Roberts, Executive Vice President and Director of Human Resources.

Executive Deferred Compensation Plan. As more fully described in the section entitled “Post Employment and Termination Benefits,” we also provide non-employee directors and highly-compensated employees (as defined by IRS rules) with the opportunity to defer compensation because their participation in our 401(k) plan is limited under federal income tax rules and we believe they should have other similar means of saving for retirement. Currently, interest paid on the participant deferrals is 3-month LIBOR (the “London Interbank Offered Rate”) plus 3.58%, the same rate as is paid on the Company’s Trust Preferred Securities.

Executive Employment and Change-in-Control Agreements

Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004, which is described in detail in the section entitled “Post Employment and Termination Benefits.” The Company believes that an employment agreement helps protect the interests of our shareholders in a number of meaningful ways. First, it guarantees continuity of leadership through retention. Second, it contains a non-compete provision that remains in force for duration of the pay-out period. Third, and perhaps most importantly, through severance and change-in-control provisions the employment agreement reduces potential concerns from shareholders about the degree to which the Chief Executive Officer is affected by short-term prospects for continued employment when making key strategic, long-term decisions.

Columbia has entered into change-in-control agreements with the Named Executives other than Ms. Dressel, which are described in detail in the section entitled “Post Employment and Termination Benefits.” The change-in-control agreements contain provisions, similar to those in Ms. Dressel’s employment agreement, that require payments in the event of termination of employment related to a change-in-control. These arrangements are “double trigger”, meaning that because they provide payments only upon a termination of employment in connection with a change-in-control, no covered executive will receive payments due to a change-in-control alone.

Perquisites and Other Benefits

The Named Executives do not receive any perquisites or similar benefits such as company-provided cars, car allowances, or country club memberships. Executives participate in other benefits to the same extent as other employees. These benefits include medical and dental insurance, disability insurance, and the Company’s 401(k) Plan.

As required by the CPP Rules, we adopted a policy on luxury expenditures which we have elected to maintain in effect even though it is no longer required because the policy aligns with Columbia’s executive compensation philosophy and is emblematic of Columbia’s strong corporate governance culture. Since we do not offer perquisites to executives, adoption of the policy did not require us to limit or eliminate any element of executive compensation.

Impact of Tax Treatment of Compensation

The Committee and management have considered the accounting and tax impacts of various programs designed to balance the potential cost to Columbia with the benefit/value to the executive. The Committee generally seeks to maximize deductibility of executive compensation under Internal Revenue Code Section 162(m) while retaining discretion to compensate executives in a manner commensurate with performance and the competitive market for executive talent. In this context, the Committee acts in a manner that, in its judgment, is in the best interests of Columbia.

Compensation Tables

The following table shows compensation paid or accrued for the last three fiscal years to Columbia’s Chief Executive Officer, Chief Financial Officer and each of the other Named Executives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($) (6)

Melanie J. Dressel, President and Chief Executive Officer	2010 2009 2008	$425,601 420,000 416,667	$233,500 0 0	$0 146,820 144,540	$328,100 171,100 167,725	$15,990 9,540 324,155	$1,003,191 747,460 1,053,087

Gary R. Schminkey, EVP, Chief Financial Officer	2010 2009 2008	238,950 236,000 234,167	91,450 0 0	0 73,410 72,270	107,900 51,500 52,623	15,028 6,887 333,155	453,328 367,797 692,215

Mark W. Nelson, EVP, Chief Operating Officer	2010 2009 2008	237,938 235,001 231,667	91,450 0	0 81,650 72,270	195,200 109,700 104,654	15,206 6,284 414,436	539,794 432,635 823,027

Andrew L. McDonald EVP, Chief Credit Officer	2010 2009 2008	197,438 195,001 193,333	75,880 0 0	0 61,175 60,225	0 0 1,457	58,038 46,655 52,819	331,356 302,831 307,834

Kent L. Roberts, EVP, Director of Human Resources	2010 2009 2008	182,250 180,000 177,500	70,000 0 0	0 61,175 60,225	0 0 2,404	31,369 24,152 27,962	283,619 265,327 268,091

(1)	Amounts include discretionary contributions under the “Deferred Compensation Plan” as follows: Ms. Dressel $12,000; Mr. Nelson $6,000; Mr. McDonald $5,040 and Mr. Roberts $20,000. The material terms of the “Deferred Compensation Plan” are described below.
(2)	Represents a discretionary bonus paid for 2010 as discussed in Compensation Discussion and Analysis above.
(3)	Represents the grant date fair value of the stock awards. The fair value of these awards was determined in accordance with the Compensation - Stock Compensation topic of the FASB ASC. Assumptions used to calculate these amounts are set forth in the footnotes to the Grants of Plan-Based Awards Table and in the notes to the Company’s audited financial statements for the fiscal year ended 2010, included in the Company’s accompanying Annual Report.

There were no restricted stock awards granted to the Named Executives in 2010.

(4)	The amount for Ms. Dressel represents the increase during 2010 in actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan, the material terms of which are described below under “Post Employment and Termination Benefits.” The increase in actuarial present value of accumulated benefit obligation from prior periods is due to a reduction of the discount rate utilized to measure the accumulated benefit obligation. Management annually reviews the appropriateness of this discount rate.

The amount for Mr. Schminkey represents the increase during 2010 in actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan, the material terms of which are described below under “Post Employment and Termination Benefits.” The increase in actuarial present value of accumulated benefit obligation from prior periods is due to a reduction of the discount rate utilized to measure the accumulated benefit obligation. Management annually reviews the appropriateness of this discount rate.

The amount for Mr. Nelson represents the increase during 2010 in actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan, which he is not currently entitled to receive because such amounts are not vested, the material terms of which are described below under “Post Employment and Termination Benefits.” The increase in actuarial present value of accumulated benefit obligation from prior periods is due to a reduction of the discount rate utilized to measure the accumulated benefit obligation. Management annually reviews the appropriateness of this discount rate.

(5)	Amount shown for Ms. Dressel includes $7,350 in 401(k) plan matching contributions, $7,350 in Deferred Compensation Plan discretionary contributions and $1,290 in group term life insurance premiums.

Amount shown for Mr. Schminkey includes $7,169 in 401(k) plan matching contributions, $7,169 in Deferred Compensation Plan discretionary contributions and $690 in group term life insurance premiums.

Amount shown for Mr. Nelson includes $6,958 in 401(k) plan matching contributions, $6,958 in Deferred Compensation Plan discretionary contributions and $1,290 in group term life insurance premiums.

Amount shown for Mr. McDonald includes $5,761 in 401(k) plan matching contributions; $5,761 in Deferred Compensation Plan discretionary contributions, $690 in group term life insurance premiums and $45,826 in Company contributions to a supplemental retirement benefit plan (“Unit Plan”).

Amount shown for Mr. Roberts includes $4,868 in 401(k) plan matching contributions, $4,868 in Deferred Compensation Plan discretionary contributions $1,290 in group term life insurance premiums and $20,343 in Company contributions to a Unit Plan.

The amount paid to Ms. Dressel in 2008 includes a one-time payment of $309,206 attributed to the BOLI replacement program. Excluding the impact of the BOLI replacement program, total compensation in 2008 for Ms. Dressel was $734,065.

The amount paid to Mr. Schminkey in 2008 includes a one-time payment of $318,346 attributed to the BOLI replacement program. Excluding the impact of the BOLI replacement program, total compensation in 2008 for Mr. Schminkey was $368,916.

The amount paid to Mr. Nelson in 2008 includes a one-time payment of $399,208 attributed to the BOLI replacement program. Excluding the impact of the BOLI replacement program, total compensation in 2008 for Mr. Nelson was $418,866.

Equity Compensation

Stock Option and Equity Compensation Plan. The Amended and Restated Stock Option and Equity Compensation Plan (the “Equity Compensation Plan”) is unlimited in duration and provides for the grant of restricted stock, incentive stock options, nonqualified stock options, restricted stock units and stock appreciation rights. All eligible employees and directors may participate in the Stock Option Plan. As of December 31, 2010, 93,964 shares are subject to granted but unexercised options and 620,606 shares remain available for future grant.

Restricted stock awards, generally, vest gradually over four years, subject to the following conditions: (i) the executive must remain fully employed with Columbia; and (ii) any remaining restrictions on the awards will automatically be removed following a change in control. Restricted stock awards carry full voting and dividend rights from the date of grant.

2010 Grants of Plan-Based Awards

There were no grants of awards made to the Named Executives under the Company’s Equity Compensation Plan in 2010. As disclosed in the proxy statement for the 2010 Annual Meeting of Shareholders, the regular annual grant for 2010 was made in late 2009.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Melanie J. Dressel	0	0	2,867	$58,658
Gary R. Schminkey	0	0	1,434	29,339
Mark W. Nelson	0	0	1,434	29,339
Andrew L. McDonald	0	0	1,334	27,293
Kent L. Roberts	0	0	500	10,230

(1)	Value realized represents the fair market value of the shares at the date of vesting.

Outstanding Equity Awards at 2010 Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Melanie J. Dressel	0	0	$0	—	26,800	$564,408
Gary R. Schminkey	0	0	0	—	13,400	282,204
Mark W. Nelson	0	0	0	—	14,400	303,264
Andrew L. McDonald	5,000	0	21.66	05/26/2012	12,000	252,720
Kent L. Roberts	0	0	0	—	9,500	200,070

(1)	Restricted Stock Awards are held in escrow and become fully vested on February 22, 2011, December 13, 2011, February 27, 2012, February 25, 2013 and December 29, 2013.
(2)	Based on the closing market price of $21.06 on December 31, 2010.

Post Employment and Termination Benefits

The following is a discussion regarding the post employment and termination arrangements currently in place for the Named Executives. The amounts are based on the maximum amounts that could be paid under these arrangements.

The following table provides information regarding nonqualified deferred compensation paid to the Named Executives during fiscal year 2010.

2010 Nonqualified Deferred Compensation

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($)
Melanie J. Dressel	$12,000	$360	$8,827	$236,399
Gary R. Schminkey	0	0	5,357	139,493
Mark W. Nelson	6,000	180	3,509	94,641
Andrew L. McDonald	5,400	162	3,617	97,139
Kent L. Roberts	20,000	600	6,297	174,884

(1)	Amounts deferred in 2010 under the 401 Plus Plan, the terms of which are described below. These amounts are reflected in the salary column of the Salary Compensation Table.
(2)	The interest rate shall be equal to the three month LIBOR rate plus 3.58%. The Plan Administrator shall annually review the calculation of the rate of interest that will be applied to the Deferred Compensation Account (the “DCA”) (the “Interest Crediting Rate”) for appropriateness. The Interest Crediting Rate shall be adjusted quarterly for fluctuations in the three-month LIBOR rate. Plan participants will be notified of any adjustments to the Interest Crediting Rate.

On the last date of each month, the DCA maintained for each participant shall be credited with an amount equal to the product of (i) one-twelfth (1/12th) of the Interest Crediting Rate for the quarter in which such month occurs, times (ii) the average balance in the DCA for that month. The amount so credited shall be treated as a part of the credit balance of the DCA for all purposes of this Plan. As used herein, the average balance in a DCA for a month shall be equal to the quotient determined by dividing (i) the sum of the credit balance in the DCA at the close of business each day in the calendar month, by (ii) the number of days in such month.

Deferred Compensation Plan. In February 2004, the Board adopted a deferred compensation plan known as the 401 Plus Plan (“EDCP”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The EDCP generally provides for the deferral of certain taxable income earned by participants in the EDCP. Non-employee directors may elect to have any portion, up to 100% of his or her director’s fees deferred. Designated officers or key employees may elect to defer annually under the EDCP up to 50% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses.

Distribution Election Notice. At the time a participant first makes an election to defer covered compensation, he or she must deliver to the Company a signed “distribution election notice” in which he or she elects to receive distributions of the credit balance in his DCA in the form of either a single lump-sum payment or monthly installment payments over a period not to exceed one hundred twenty (120) months. A participant may change such election from time to time; but if a distribution election notice is delivered to the Company less than twelve (12) calendar months before the month in which distributions begin, such notice will not be effective and the Company will instead treat the distribution election notice that was last delivered to the Company before such twelve (12) calendar month period as the effective notice.

Distributions Upon Retirement or Disability. The Company will distribute the credit balance in a DCA maintained for a participant at the time he or she retires or becomes disabled as either a single lump-sum or monthly installment payments, as elected by the participant. If the participant has elected a single lump-sum distribution, such distribution will be made within ninety (90) days after the date that a participant retires or becomes disabled. If the participant has elected monthly installment payments, such distribution will be made on the first day of each month, beginning with the first day of the third month following the month in which a participant retires or becomes disabled and continuing until the full amount of the DCA maintained for the participant has been distributed. Until the DCA has been distributed in full, interest will continue to be credited to the DCA. The monthly installment payments will be in as nearly equal amounts as possible. Notwithstanding any contrary provisions of the Plan, if the participant dies after monthly installment payments of the credit balance in the DCA maintained for him or her have begun, then the remaining credit balance in the DCA will be distributed to his or her designated beneficiary in a single lump-sum within thirty (30) days after the Company receives notice that participant has died.

Lump Sum Distributions Upon Termination of Employment Other Than Because of Death, Disability, or Retirement or if DCA is Less Than $25,000. Notwithstanding a participant’s election to receive a distribution of the credit balance in the DCA maintained for him or her in the form of monthly installment payments, such credit balance will be distributed to the participant in a single lump-sum within ninety (90) days after the date on which he or she terminates his or her services or employment with the Company, if (i) such termination of services or employment is for any reason other than because he or she retires or becomes disabled, or (ii) if the credit balance of the DCA maintained for him or her does not exceed twenty-five thousand dollars ($25,000). If a participant’s services or employment with the Company is terminated because of his or her death, the credit balance in the participant’s DCA will be distributed to his designated beneficiary.

2010 Pension Benefits

Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($) (3)
Melanie J. Dressel	SERP	18	$1,245,700
Gary R. Schminkey	SERP	18	389,500
Mark W. Nelson	SERP	8	774,300
Andrew L. McDonald	N/A	N/A	N/A
Kent L. Roberts	N/A	N/A	N/A

(1)	The terms of the Supplemental Executive Retirement Plan (SERP) are described below.
(2)	Under the terms of the SERP, executives must, in addition to other conditions, be fully vested, which requires that the executive be employed by Columbia for at least five years. Both Ms. Dressel and Mr. Schminkey are 100% vested; Mr. Nelson is 70% vested, and will attain full vesting in 2013.
(3)	The estimated maximum annual retirement benefit payable under the SERP for the Named Executives upon attaining age 65 is as follows: Ms. Dressel $294,688; Messrs. Schminkey and Nelson $206,957 and $161,627, respectively.

Supplemental Executive Retirement Plan. In 2001, Columbia implemented a supplemental executive retirement plan (SERP) for certain executive officers of Columbia (the “Executives”) to provide retirement benefits to those officers. The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased single premium Bank Owned Life Insurance (BOLI policies) on the lives of the Executives and other officers and intends to use income from the BOLI policies to offset SERP benefit expenses.

The SERP provides the Executives with lifetime retirement benefits of a fixed initial amount of $294,688, $206,957 and $161,627, respectively, for each of Ms. Dressel and Messrs. Schminkey and Nelson. The SERP includes a number of restrictions on payment, including a requirement, subject to certain exceptions, that the Executive attain age 65 (62 in the event of a change in control). The SERP includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Executives benefit. These potential adjustments include provisions for early retirement at a reduced benefit amount, and a 2% annual inflation adjustment to benefit payments. Executives terminated pursuant to a change in control of Columbia, or disabled under any circumstances will be 100% vested (subject to the limitations under the CPP Rules), regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Executive violates non-competition requirements or if the Executive is terminated for cause or resigns voluntarily before achieving 100% vesting. The retirement benefits are funded from accruals to a benefit account during the participant’s employment. The amount of the accrual is determined annually. The executive attains vesting by years of service, vesting 20% per year and becoming fully vested after five years.

Executive Employment Agreement. Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004. The term of the employment agreement with Ms. Dressel is a rolling three-year term that provides for termination by either party through a notice of non-renewal submitted at least 60 days prior to the anniversary of the agreement.

Ms. Dressel’s employment agreement provides that if her employment is terminated without cause or if she resigns for good reason, then she will receive salary and benefits for the greater of two years or the balance of the contract term, a prorated portion of any incentive payment earned during the year of termination, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements will lapse. The employment agreement also provides for certain benefits and payments if Ms. Dressel’s employment is terminated in connection with a change in control (as defined in the agreement). In such event, in addition to the continued benefits and payment of base salary described above (as well as the lapsing of any forfeiture provisions), the agreement provides that Ms. Dressel will receive an amount equal to two times any incentive payment she received during the year preceding her termination, and all of her stock awards will fully vest or any restrictions will be removed. In the event Ms. Dressel is terminated without cause, or she terminates for good reason, and within six months the Company publicly announces a change in control, upon closing of the change in control, the agreement provides that she will be entitled to receive the change in control payments set forth above, less any payments that she received as a termination payment.

Effective February 1, 2009, Ms. Dressel voluntarily agreed to an amendment to her employment agreement that provides that if the total payment and benefits to be received by her as a result of a termination of employment in connection with a change in control would be in an amount that would cause them to be a “parachute payment” within the meaning, of Section 280G of the Code, such payments will be reduced so that the total amount of such payments and benefits is $1 less than the amount constituting a parachute payment.

The table below shows the maximum amounts that could be paid to Ms. Dressel under her agreement, and (i) is based on her salary at December 31, 2010; and (ii) assumes the triggering event was December 31, 2010.

	Termination /Change in Control Payments - Melanie J. Dressel
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination due to CIC
Base salary(1)	$—	$—	$856,800	$856,800	$856,800
Targeted incentive bonus			—	—	214,200
Benefits payable under SERP (2)		294,688	191,547	294,688	235,750
Life Insurance Proceeds (3)	400,000			—	—
Healthcare and other benefits			23,774	23,774	23,774
401(k) employer contribution			7,350	7,350	7,350
FMV of accelerated equity vesting (4)	564,408	564,408	564,408	564,408	564,408
Total	$964,408	$859,096	$1,643,879	$1,747,020	$1,902,282

(1)	Termination without Cause and Voluntary Termination for Good Reason; represents two times Ms. Dressel’s annual salary. Termination due to Change in Control; represents two times Ms. Dressel’s annual salary and targeted incentive bonus.
(2)	Represents maximum annual lifetime benefit payable and is subject to a 2% annual inflation adjustment.
(3)	The dollar amount represents amounts that would be due to Ms. Dressel’s beneficiaries under group term life insurance program that provides a benefit for employees generally equal to two times salary as of the date of death, subject to a cap of $200,000. Such amounts would be paid by insurance companies rather than by us.
(4)	For purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2010 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change in control, the per share settlement stock price would be substantially higher than that used in this table.

Change in Control Agreements. Columbia Bank has entered into change in control agreements with Mark W. Nelson, Executive Vice President and Chief Operating Officer, Andrew L. McDonald, Executive Vice President and Chief Credit Officer, Gary R. Schminkey, Executive Vice President and Chief Financial Officer and Kent L. Roberts, Executive Vice President and Director of Human Resources.

The agreements contain provisions, similar to those contained in the employment agreement for Ms. Dressel discussed above, that require payments in the event of termination of employment related to a change in control. Under the terms of the agreements, following termination in connection with a change in control, the executives are entitled to (i) receive their base salary for terms of two years (one year in the case of Mr. Roberts); (ii) accelerated vesting of options; and (iii) removal of restrictions on any restricted stock or other restricted securities, subject to Federal securities laws. These agreements also contain a covenant that the executive will not compete with Columbia or any of its subsidiaries for up to three years (one year in the case of Mr. Roberts) after the commencement of severance benefit payments, unless payments of such severance benefits are waived by the executive. The terms of the agreements become operable only in certain circumstances involving a change in control.

Under the terms of the agreements, the executive’s severance benefit will be reduced as necessary to avoid application of Section 4999 of the Code. The terms of the agreements are five years unless otherwise extended in writing.

Unit Plans. The Company has entered into three Unit Plans with Andrew L. McDonald. The plans are provided primarily to supplement retirement benefits in lieu of a SERP. Each separate Unit Plan provides that Mr. McDonald will begin receiving a monthly payment beginning the first month following the tenth anniversary of each plan, based on an annual aggregate payment of $25,000 per year for ten years. In the event Mr. McDonald’s employment is terminated by the Company without cause, or he is terminated due to disability, Mr. McDonald will be entitled to receive a payment based on the prorated portion of his term of employment, payable in monthly payments following the tenth anniversary of each plan. If Mr. McDonald leaves the employment of Columbia prior to expiration during the respective ten-year period, the entire amount is forfeited. Once receiving the benefit, there is a non-competition clause restricting Mr. McDonald from working for a competitor.

The table below shows the maximum amounts that could be paid to Messrs. Schminkey, Nelson, McDonald and Roberts under their respective agreements, which are based on (i) the executive’s salary at December 31, 2010; and (ii) assumes the triggering event was December 31, 2010.

		Termination Without	Voluntary Termination	Termination without Cause Following Change in Control			Total Payments to Executive for Termination
Name	Death (1)	Cause or Due to Disability (2)	Prior to Change in Control (3)	Salary (4)	Equity (5)	Other Compensation (2)	without Cause Following a Change in Control
Gary R. Schminkey	$400,000	$206,957	$103,479	$479,400	$282,204	$206,957	$968,561
Mark W. Nelson	400,000	113,139	—	479,400	303,264	113,139	895,803
Andrew L. McDonald	397,800	30,000	—	397,800	252,720	—	650,520
Kent L. Roberts	367,200	10,000	—	183,600	200,070	—	383,670

(1)	The dollar amount represents amounts that would be due to the executive’s beneficiaries under group term life insurance program that provides a benefit for employees generally equal to two times salary as of the date of death, subject to a cap of $200,000. Such amounts would be paid by insurance companies rather than by us.
(2)	The amount shown for Messrs. Schminkey and Nelson represent the maximum annual lifetime benefits payable under their respective SERP and are subject to a 2% annual inflation adjustment.

The amounts shown for Messrs. McDonald and Roberts represent annual benefits payable for a period of ten and five years, respectively.

(3)	The amount shown for Mr. Schminkey represents the maximum annual lifetime benefit payable under his SERP, once he attains age 55, and is subject to a 2% annual inflation adjustment.
(4)	The amount for Messrs. Schminkey, Nelson and McDonald represent two times each named executive’s annual base salary; the amount for Mr. Roberts represents one times his annual base salary.
(5)	For purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2010 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change in control, the per share settlement stock price would be substantially higher than that used in this table.

Other Compensation Plans

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan (the “ESPP”) that was adopted in 1995, and amended in 2000, 2006, 2009 and 2010. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six-month offering period by means of payroll deductions. At December 31, 2010, there were 687,892 shares available for purchase under the ESPP.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers during 2010 who are not directors or nominees for director of Columbia, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Officer of the Company since
Andrew L. McDonald(1)	51	Executive Vice President/Chief Credit Officer	2004
Mark W. Nelson(2)	59	Executive Vice President/Chief Operating Officer	2002
Kent L. Roberts(3)	59	Executive Vice President/Human Resources	2007
Gary R. Schminkey(4)	53	Executive Vice President and Chief Financial Officer	1993

(1)

Mr. McDonald joined Columbia Bank as an Executive Vice President and Chief Credit Officer in June 2004. Prior to joining Columbia Bank, Mr. McDonald was a Senior Vice President and Team Leader at U S Bank. Mr. McDonald’s experience in banking spans 20 years and includes senior credit officer positions with US Bank and West One Bank, as well as, managing US Bank’s Media & Telecommunications group and South Puget Sound Commercial Banking group. Mr. McDonald previously held lending positions with Mellon Bank and Security Pacific.

(2)

Mr. Nelson joined Columbia Bank as an Executive Vice President and Senior Credit Officer in October 2002, appointed Chief Banking Officer in 2004, and was appointed a director of Bank of Astoria in 2005. During 2009, Mr. Nelson was promoted to Chief Operating Officer. Prior to joining Columbia Bank, Mr. Nelson was a Senior Vice President and Chief Lending Officer at Whidbey Island Bank. His previous 35 years of banking experience include serving in different senior management capacities with Evergreen Bank, Bank of America and Puget Sound National Bank.

(3)

Mr. Roberts joined Columbia Bank in December 2006 as Senior Vice President and Director of Human Resources following the retirement of Mr. Evans Q. Whitney effective January 3, 2007. In April 2007, Mr. Roberts was promoted to Executive Vice President/Director of Human Resources. Prior to joining Columbia Bank, he served as Vice President of the Organizational Department at Bird’s Eye Foods.

(4)

Mr. Schminkey is a certified public accountant and joined Columbia Bank in March 1993 and has served as Executive Vice President and Chief Financial Officer of Columbia and Columbia Bank since December 1998. Prior to that time, Mr. Schminkey served as Vice President and Controller of the Company and Senior Vice President and Chief Financial Officer of Columbia Bank. For the prior ten years before joining the Company, Mr. Schminkey served as Assistance Vice President/Assistant Controller of Puget Sound Bancorp and Vice President/Accounting and Finance of its subsidiary Puget Sound National Bank and their respective successors.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

Pursuant to recently enacted law and implementing regulations, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. The Company’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of both individual and corporate goals and objectives, and should be focused on long-term strategies to build shareholder value.

The compensation of our executives for 2010 is closely aligned with 2010 shareholder returns and Company financial performance. Our stock price increased approximately 30% from year-end 2009 to year-end 2010, we had strong financial results including significant increases in net income and earnings per share, and we successfully completed a number of strategic initiatives including two FDIC-assisted acquisitions and a successful capital raise. The compensation of our executives increased along with our strong performance.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Personnel and Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF

SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Shareholders are being asked whether an advisory vote on executive compensation, as described in Proposal No. 2, should be held every one, two or three years. Under recently enacted law and implementing regulations, shareholders must vote on the executive compensation paid to executive officers at least every three years, and that a vote on the frequency of such vote must occur every six years.

As noted above, for reasons similar to our decision to elect the entire Board on an annual basis, the Board believes that an annual vote on compensation provides the highest level of accountability and direct communication, by enabling the vote on executive compensation to correspond to the majority of the information presented in the accompanying proxy statement for the applicable shareholders’ meeting. The Board also believes this approach will provide closer to real-time feedback, by providing shareholders an opportunity to give us their direct input on our compensation philosophy, policies and practices, and better allows management and the compensation committee to measure how they have responded to the prior year’s vote. Administratively and from a corporate governance perspective, preparing for an annual vote would lend itself to procedural consistency from year to year.

We believe that providing our shareholders with an advisory vote on executive compensation every three years aligns with this long term philosophy, achieves our shareholder outreach objectives, and provides an appropriate means by which to receive input on our executive compensation policies and practices. The Board and Personnel and Compensation Committee are committed to careful and thoughtful compensation program design and implementation, and so evaluating and determining appropriate changes to make to our compensation programs could take significant additional time after shareholder concerns are understood. The Board believes that the Company will be better served by periodic votes on compensation that afford the Committee time to understand concerns and deliberate appropriate responses. Once any appropriate changes are implemented, further time would be required in order for the Board and shareholders to assess their effectiveness at better driving long-term shareholder value.

Columbia is committed to high standards of corporate governance and accountability to shareholders, as demonstrated by our majority vote standard in uncontested director elections. The Board welcomes input from and is committed to being appropriately responsive to our shareholders, who may share their views on executive compensation or other matters with the Board or individual directors in writing as described above under “Shareholder Communications with the Board of Directors,” or in person by attending our annual meeting of shareholders.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Personnel and Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote in determining the frequency in which a shareholder vote on executive compensation will be held. Such decision will be published in a Form 8-K to be filed by the Company no later than 150 days after the date of the 2011 Annual Meeting.

Vote Required and Board Recommendation

The frequency of the vote on executive compensation will be based upon which option receives the greatest number of votes. Shareholders will have the opportunity to vote for one year, two years, three years, or to abstain.

For the reasons described above, the Board of Directors unanimously recommends you choose a vote to approve executive compensation “every year.” Your vote is to choose the frequency of the vote (one, two or three years), not to approve or disapprove the Board’s recommendation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to the Company by Deloitte, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2010 and 2009 fiscal years and for other services rendered during the 2010 and 2009 fiscal years.

Fee Category	Fiscal 2010	% of Total	Fiscal 2009	% of Total

Audit Fees	$884,867	79.9%	$830,970	100.0%

Audit-Related Fees	206,583	18.7%	0	0%

Tax Fees	12,241	1.1%	0	0%

All Other Fees	3,935	0.3%	0	0%

Total Fees	$1,107,626	100.0%	$830,970	100.0%

Audit Fees. Consists of fees billed to Columbia for professional services rendered by Deloitte in connection with the audit of our financial statements included in Columbia’s 10-K’s, review of financial statements included in Columbia’s Form 10-Q’s, or services to Columbia in connection with statutory or regulatory filings or engagements, including comfort letters and consents.

Audit-Related Fees. Consists of acquisition audits and due diligence on mergers and acquisitions for fiscal year ended 2010. There were no audit-related fees billed for fiscal year ended 2009.

Tax Fees. Consists of tax compliance, tax advice, and tax consulting services for fiscal year ended 2010. There were no fees billed for tax compliance, tax advice or tax planning services for the fiscal year ended 2009.

All Other Fees. Consists of accounting research subscriptions for fiscal year ended 2010. There were no fees for services not included above for the fiscal year ended 2009.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by Deloitte in 2010 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy is reviewed annually and describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that Deloitte may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by Deloitte in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by Deloitte during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the membership of the Audit Committee meets the independence requirements as defined under the NASDAQ listing standards.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Columbia’s financial reporting processes on behalf of the Board. With respect to fiscal 2010 the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	discussed with the independent accountants the matters required to be discussed by SAS 61 (Communication with Audit Committees);

(3)	received from Deloitte the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte that firm’s independence;

(4)	discussed with Columbia’s internal and independent accountants the overall scope and plans for their respective audits;

(5)	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia’s internal controls, and the overall quality of Columbia’s financial reporting; and

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to Columbia’s Board of Directors that the audited financial statements be included in Columbia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee Members

John P. Folsom, Chairman

Thomas M. Hulbert

Daniel C. Regis

James M. Will

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our financial statements for the fiscal years ended December 31, 2010, 2009 and 2008. The Audit Committee has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2010.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to send reports of their ownership of our stock to the Securities and Exchange Commission. We believe that all Section 16(a) filing requirements that apply to our directors and executive officers were complied with for the fiscal year ended December 31, 2010. In making this disclosure we have relied solely on written representations of our directors and executive officers, and copies of the reports that they have filed with the SEC.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Transactions between Columbia or its affiliates and related persons (including directors and executive officers of Columbia and Columbia Bank, or their immediate family) must generally be approved by the Audit Committee, in accordance with the policies and procedures set forth in the policy governing Related Persons Transactions adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” will be consummated only if the Audit Committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2010 certain directors and executive officers of Columbia and Columbia Bank, and their immediate family members, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collect ability or present other unfavorable features.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Columbia’s Annual Report and Form 10-K for the year ended December 31, 2010 (which is not a part of Columbia’s proxy soliciting materials) is being mailed to Columbia’s shareholders with this proxy statement. Additional copies of the Annual Report and Form 10-K will be furnished to shareholders upon request to:

JoAnne Coy

VP, Corporate Communications

P. O. Box 2156, MS 3100

Tacoma, WA 98401-2156

Fax: (253) 305-0854

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of this proxy Statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Corporate Secretary at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date COLUMBIA BANKING SYSTEM, INC. M31606-P07621 COLUMBIA BANKING SYSTEM, INC. ATTN: CATHLEEN DENT 1301 A STREET SUITE 800 TACOMA, WA 98402-4200 1a. Melanie J. Dressel 2. To approve an advisory (non-binding) resolution on Columbia’s executive compensation. NOTE: In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof. 1. Election of Directors VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends a vote FOR the following proposals and FOR 1 YEAR on Proposal No. 3. 0 0 0 0 0 0 0 1 Year 2 Years 3 Years Abstain For Against Abstain For Against Abstain 1b. John P. Folsom 1c. Frederick M. Goldberg 1d. Thomas M. Hulbert 1e. Thomas L. Matson 1f. Daniel C. Regis 1g. Donald H. Rodman 1h. William T. Weyerhaeuser 1i. James M. Will 3. To vote, in an advisory (non-binding) capacity, on the frequency of future advisory votes on the compensation of Columbia’s executive officers. 4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending 2011. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M31607-P07621 COLUMBIA BANKING SYSTEM, INC. Annual Meeting of Shareholders April 27, 2011 1:00 PM This proxy is solicited by the Board of Directors The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. (“Columbia”) hereby nominates, constitutes and appoints Melanie J. Dressel and William T. Weyerhaeuser, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and to vote all of the common stock of Columbia standing in my name and on its books on March 1, 2011, at the Annual Meeting of Shareholders to be held at the William W. Philip Hall at the University of Washington Tacoma, 1900 Commerce Street, Tacoma, Washington, 98402, on April 27, 2011, at 1:00 PM, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as shown on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 27, 2011 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED, “FOR” PROPOSALS 2 AND 4, AND “1 YEAR” ON PROPOSAL NUMBER 3. Continued and to be signed on reverse side